SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2006

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania 19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13-4(c))

ITEM 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

We have reviewed our accounting for capitalized software in conjunction with the year-end audit of our financial statements by our independent auditors. As a result, on March 29, 2006, management advised our Audit Committee of the Board of Directors that it had made a determination, that our accounting for capitalized software development costs required adjustment.

Management and our Audit Committee also discussed these issues with our independent public accounting firm. Our Audit Committee concurs with management’s determination that the prior accounting for capitalized software development costs had been overcapitalized and will require restatement of certain prior period financial statements. Accordingly, on March 29, 2006, we determined that our previously issued financial statements for the quarters ending March 31, 2005, June 30, 2005 and September 30, 2005, contained in our quarterly reports on Form 10-Q for such fiscal quarters, should no longer be relied on.

In reviewing the detail of software development costs, it came to our attention that we had overcapitalized software development costs in the first two fiscal quarters of 2005 and undercapitalized software development costs in the third fiscal quarter of 2005. The impact of the restatement on basic and diluted net earnings (loss) per share is ($.04) in the first quarter of 2005, ($.07) in the second quarter of 2005, and $.03 in the third quarter of 2005, for a net restatement of ($.08) per share.

We anticipate filing the corrections to our quarterly financial statements on Forms 10-Q/A in the near future. Our annual report for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 30, 2006, reflected these adjustments.